Exhibit 99.2

GROUP AGREEMENT

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of DIRTT Environmental Solutions Ltd., a company organized under the laws of Alberta, Canada (the “Company”); and

WHEREAS, 22NW Fund, LP, 22NW, LP, 22NW Fund GP, LLC, 22NW GP, Inc. and Aron R. English (collectively, “22NW”), Ryan W. Broderick, Bryson O. Hirai-Hadley, Alexander B. Jones, Cory J. Mitchell, Douglas A. Edwards, Scott L. Robinson, Scott C. Ryan and Kenneth D. Sanders (together with 22NW and Messrs. Broderick, Hirai-Hadley, Jones, Mitchell, Edwards, Robinson and Ryan, each a “Party” to this agreement, and collectively, the “Parties” or the “Group”) wish to form the Group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”), including by requisitioning a meeting of shareholders of the Company and seeking the removal and replacement of directors thereat, (ii) taking such other actions as the Parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

NOW, IT IS AGREED, this 16th day of November 2021 by the Parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”), such notice to be given no later than twelve (12) hours after each such transaction, of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership; provided, however, that each Party agrees not to purchase or sell securities of the Company or otherwise increase or decrease its economic exposure to or beneficial ownership over the securities of the Company if it reasonably believes that, as a result of such action, the Group or any member thereof would be likely to be required to make any regulatory filing (including, but not limited to, a Schedule 13D amendment, Form 3 or Form 4 with the Securities and Exchange Commission (the “SEC”)) without the prior written consent of 22NW. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.       Each of the undersigned agrees to form the Group for the purpose of (i) seeking representation on the Board, including by requisitioning a meeting of shareholders of the Company and seeking the removal and replacement of directors thereat, (ii) taking such other actions as the Parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.       22NW shall have the right to pre-approve all expenses and costs (including all legal fees) incurred in connection with the Group’s activities (the “Expenses”) and 22NW agrees to pay directly all such pre-approved Expenses.

5.       Each of the undersigned agrees that any filing with the SEC, press release, Company communication or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be as directed by 22NW.

6.       The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this agreement.

7.       This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.       This agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.       The Parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 4 (solely with respect to Expenses incurred prior to the termination of the agreement) and Section 8 which shall survive any termination of this agreement) shall terminate upon the earlier to occur of (i) the conclusion of the first meeting of shareholders of the Company to take place following the execution of this agreement at which directors are elected to the Board or (ii) the delivery of written notice by 22NW to the other Parties.

10.       Each Party acknowledges that Olshan shall act as counsel for both the Group and 22NW relating to their investment in the Company.

11.       Each Party hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

22NW FUND, LP

By:	22NW Fund GP, LLC General Partner

By:	/s/ Aron R. English
	Name:	Aron R. English
	Title:	Manager

22NW, LP

By:	22NW GP, Inc. General Partner

By:	/s/ Aron R. English
	Name:	Aron R. English
	Title:	President and Sole Shareholder

22NW FUND GP, LLC

By:	/s/ Aron R. English
	Name:	Aron R. English
	Title:	Manager

22NW GP, INC.

By:	/s/ Aron R. English
	Name:	Aron R. English
	Title:	President and Sole Shareholder

/s/ Aron R. English
ARON R. ENGLISH

/s/ Ryan W. Broderick
RYAN W. BRODERICK

/s/ Bryson O. Hirai-Hadley
BRYSON O. HIRAI-HADLEY

/s/ Alexander B. Jones
ALEXANDER B. JONES

/s/ Cory J. Mitchell
CORY J. MITCHELL

/s/ Douglas A. Edwards
DOUGLAS A. EDWARDS

/s/ Scott L. Robinson
SCOTT L. ROBINSON

/s/ Scott C. Ryan
SCOTT C. RYAN

/s/ Kenneth D. Sanders
KENNETH D. SANDERS